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                     March 21, 2023

       Brad Morse
       Chief Executive Officer
       Accretion Acquisition Corp.
       240 Saint Paul Street, Suite 502
       Denver, CO 80206

                                                        Re: Accretion
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 10,
2023
                                                            File No. 001-40940

       Dear Brad Morse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Sam Seiberling